Registrant Name:  NICHOLAS HIGH INCOME FUND, INC.
File Number:         811-00216
Registrant CIK Number: 0000107822
Period Ended 12/31/2005

Q. 77(j) - Restatement of capital accounts at 12/31/05 will be to increase accumulated net investment income by $33,211 and decrease accumulated net realized loss by $33,211.